SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COFFEE PACIFICA, INC.

(Exact Name of Registrant)

Nevada	46-0466417
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

PO Box 95012, 8726 Barnard Street

Vancouver, B.C. Canada

(Address and Zip Code of Principal Executive Offices)

Integrity Stock Transfer

3663 E. Sunset Road

Suite 102

Las Vegas, NV 89120

(Name and Address of agent for service)

(604) 274-8004

Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common	1,000,000	$0.25	$250,000	$31.67

PART I - INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement that registered an aggregate 1,000,000 shares of .001 par value, common stock, of Coffee Pacifica, Inc. (the "Company") which may be issued as set forth herein to the following named persons:

NAME	NUMBER OF SHARES
Robert J. Waters	800,000
James B. Parsons	200,000

On July 15, 2004, Agreements were entered into with Robert J. Waters and James B. Parsons (collectively, the "Consultants") pursuant to consulting agreements (collectively, the "Consulting Agreements") for consulting services. The Company has been advised by Consultants that they may sell all or a portion of their shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers commissions. Consultants and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by them on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2. Registration Information and Employee Plan Annual Information

THE COMPANY HEREBY UNDERTAKES TO FURNISH WITHOUT CHARGE TO EACH SUCH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED IN ITEM 3, PART II OF THIS REGISTRATION STATEMENT, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUEST SHOULD BE ADDRESSED TO SHAILEN SINGH, PRESIDENT, COFFEE PACIFICA, INC., PO BOX 95012, 8726 BARNARD STREET, VANCOUVER, B.C. V6P 6V4, (604) 274-8004, (604) 274-8006 (FAX).

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company has filed the following documents with the Securities and Exchange Commission:

  Annual Report on Form 10KSB filed March 12, 2004;

  Current Report on Form 8-K filed July 16, 2004; Quarterly Report on Form 10-QSB filed May 5, 2004; Quarterly Report on Form 10-QSB filed November 4, 2003; Quarterly Report on Form 10-QSB filed August 14, 2003.

All Documents filed by the Company pursuant to section 13, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in an other subsequently filed document which also is incorporate or deemed to be incorporated by reference herein modified or superceded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company's Common Stock trades on the OTC Bulletin Board under the symbol CFPC.

Item 4. Description of Securities

The Company is authorized to issue 75,000,000 shares of Common Stock, par value $.001. The presently outstanding shares of Common are fully paid and non-assessable.

COMMON STOCK

As of March 31, 2004, approximately 7,461,893 shares of Common Stock were issued and outstanding.

VOTING RIGHTS.

Holders of Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

DIVIDEND RIGHTS.

There are currently no limitations or restrictions upon the rights of the Board of Directors to declare dividends, and may pay dividends on shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Nevada Statutes. We have not paid any dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

LIQUIDATION RIGHTS

Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the Company's assets legally available for distribution to shareholders after the payment of all debts and other liabilities

PREEMPTIVE RIGHTS.

Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Company, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares or stock of the Company of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

DISSENTERS' RIGHTS

Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

Item 5. Interest of Named Experts and Counsel

James B. Parsons, who will provide the legal opinion with regards to the shares issued pursuant to this registration statement, will receive 200,000 shares of stock hereunder.

Item 6. Indemnification of Directors and Officers

Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of Coffee Pacifica, Coffee Pacifica has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, Coffee Pacifica will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

Furthermore, Coffee Pacifica shall provide to any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, Coffee Pacifica has yet to purchase any such insurance and has no plans to do so.

The articles of incorporation of Coffee Pacifica states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions before such repeal or modification.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following documents are filed as Exhibits to this Registration Statement:

Exhibit No.	Document Title
5	Opinion Regarding Legality
23.1	Consent of Accountant
23.2	Consent of Attorney (Including in Exhibit 5)
99.1	Consulting Agreement dated July 15, 2004 - Waters
99.2	Consulting Agreement dated July 15, 2004 - Parsons

Item 9. Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized at Vancouver, B.C., on _July 19, 2004.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

COFFEE PACIFICA, INC.

/s/ Shailen Singh

Shailen Singh, President and CEO